EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Tripwire, Inc.:

We consent to the use of our report dated May 28, 2010 in the Registration Statement on Form S-1 with respect to the consolidated balance sheets of Tripwire, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2009 included herein, and to the reference to our firm under the heading “Experts” in the related prospectus.

/s/ KPMG LLP

Portland, Oregon

November 22, 2010